COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the 23nd day of May, 2007 (the “Effective Date”), by and between LG.Philips LCD Co., Ltd. (“LPL”), a corporation organized under the laws of the Republic of Korea with a place of business at 533, Hogae-dong, Dongan-gu, Anyang-shi, Gyongki-do 431-080, Republic of Korea.; and Universal Display Corporation (“Universal Display”), a Pennsylvania corporation, with its principal place of business at 375 Phillips Blvd., Ewing, New Jersey 08618, U.S.A.

BACKGROUND

WHEREAS, Universal Display makes and sells certain materials for use in organic light emitting devices; and

WHEREAS, LPL desires to purchase these materials from Universal Display on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, LPL and Universal Display agree as follows:

Article 1  Terms of Sale; Orders and Forecasts

1.1  General.  Universal Display will sell to LPL, and LPL will purchase from Universal Display, such of the OLED materials currently offered for commercial sale by Universal Display and specified on Exhibit A hereto (the “Product(s)”) as LPL may order from time to time.  Exhibit A shall be updated by the parties from time to time as LPL desires other OLED materials that Universal Display is offering for commercial sale, or as Universal Display ceases offering to sell certain of the OLED materials currently being sold to LPL hereunder.  Universal Display shall provide LPL with at least six (6) months’ prior written notice of its intention to discontinue offering for commercial sale any OLED material currently being sold to LPL hereunder.

1.2  No Additional Terms.  Unless otherwise expressly agreed to in writing, Universal Display’s sale and LPL’s purchase of all Products hereunder shall be solely on the terms and conditions set forth herein.  Each party accepts these terms and conditions and no inconsistent or additional terms or conditions of any purchase order, acceptance, shipping instructions or other document submitted by either party shall apply other than those specified in Section 1.3 below.  All such other terms and conditions are hereby rejected and no separate notice of such rejection need be given by either party.

1.3  Purchase Orders.  LPL shall place written orders with Universal Display for the Products (“Orders”) at least four (4) months in advance of the requested shipment date.  All Orders shall include (a) the date of the Order, (b) the identity and quantity of each Product ordered, (c) the requested date of shipment and (d) the shipping destination.  Promptly following the Effective Date, the parties shall agree upon LPL’s Order for the four (4) month period immediately thereafter.

1.4  Forecasts.  LPL shall provide Universal Display, in writing, with rolling forecasts, on a calendar quarterly basis by the end of each quarter, of its expected requirements for each Product during the next twelve (12) months.  These forecasts shall be non-binding, except that Universal Display shall not be obligated to fill (though it shall use commercially reasonable efforts to fill) that portion of any Order for a Product which exceeds LPL’s twelve (12) month advance forecasted requirement for such Product by more than 25%.

1.5  Title and Risk of Loss.  All Products shall be sold [The confidential material contained herein has been omitted and has been separately filed with the Commission.], Universal Display’s Product shipment facility in New Jersey, U.S.A.  LPL shall be responsible for all associated shipping and insurance charges, brokers’ fees and the like, and LPL will designate its preferred freight forwarder in the United States to handle all Product shipments.  In the absence of such designation, Universal Display will arrange for a freight forwarder to handle the shipment on LPL’s behalf and at LPL’s expense.

1.6  Shipping Dates.  Universal Display will use commercially reasonable efforts to meet LPL’s requests for specific shipment dates.  Partial deliveries shall be accepted and paid for by LPL on the terms set forth herein.

Article 2  Inspection and Acceptance

2.1  Qualification Testing by Universal Display.  Universal Display will conduct qualification testing of each production lot of Product before shipping any Product from such lot to LPL.  Such qualification testing shall be designed to ensure that the Product conforms to its corresponding specifications as attached hereto or otherwise agreed to by the parties in writing (the “Product Specifications”).  Universal Display will not ship Product to LPL from any lot that does not meet the applicable Product Specifications.  With each Product shipment, Universal Display will submit to LPL a Certificate of Analysis indicating that such lot conforms to the applicable Product Specifications.

2.2  Acceptance Testing of Samples by LPL.

2.2.1  Universal Display will provide LPL with a [The confidential material contained herein has been omitted and has been separately filed with the Commission.] test sample from the production lot(s) from which the Product will be supplied; provided, however, that no such sample shall be sent from production lot(s) for which LPL has already received a test sample.  This test sample shall be sent to LPL as far in advance of the requested shipping date as is reasonably practicable, up to one (1) month in advance.  The test sample shall be in addition to the ordered quantity of Product [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

2.2.2  Within two (2) weeks following its receipt of a test sample as specified above, LPL will conduct an acceptance test to confirm that the sample conforms to its corresponding Product Specifications.  At the conclusion of such two (2) week period, LPL will inform Universal Display in writing as to whether or not the test sample passed this acceptance test.  Unless otherwise expressly agreed to by the parties, Universal Display shall endeavor to fill all Orders using only Product from production lots for which LPL has informed Universal Display in writing that the test sample has passed the acceptance test, such written notice not to be unreasonably withheld or delayed.  LPL understands and acknowledges that any delay in so informing Universal Display may result in a corresponding delay in the shipping date, since shipments may not be initiated until up to one (1) week after Universal Display receives LPL’s written notice of acceptance.  LPL also understands and acknowledges that Orders may be filled in advance of receiving such written notice of acceptance if Universal Display deems it reasonably necessary to initiate shipments in order to meet LPL’s requested shipping dates.

2.2.3  If the test sample does not pass LPL’s acceptance test, the parties shall promptly and in good faith discuss and attempt to determine why this has occurred and to implement procedures to prevent its recurrence.  At the same time, Universal Display will in good faith endeavor to fill the Order in a timely manner by shipping to LPL Product from one or more production lots for which the test samples have already passed LPL’s acceptance test.  Should there be insufficient material from such production lots for Universal Display to fill the Order, Universal Display will promptly provide LPL with a test sample from one or more other production lots for which no test samples have previously been sent and the process above shall be repeated until sufficient material to fill the Order has been identified.  Should this prevent Universal Display from filling the Order by the requested shipping date or within a reasonable period of time thereafter (said period not to exceed sixty (60) days), LPL shall have the right to cancel the Order and exercise such other rights or remedies as may be available to it, subject to the express limitations set forth in this Agreement.

2.3  Shipping Inspection by Universal Display.  Universal Display will conduct a final visual inspection of all Products before shipping such Products to LPL.  Universal Display will not ship to LPL any Product that does not pass such visual inspection.

2.4  Receiving Inspection by LPL.  Upon receipt of each Product shipment, LPL will inspect such shipment for any shortage or other defects.  LPL will provide Universal Display with written notice of any shortage or defect promptly following LPL’s receipt of the shipment, which notice shall specify in reasonable detail the manner in which the shipment is short or defective.  In the absence of Universal Display receiving written notification to the contrary within thirty (30) days following LPL’s receipt of the shipment, LPL shall be deemed to have accepted the shipment without reservation on the date of receipt.  LPL’s sole remedy and Universal Display’s entire responsibility with respect to any Product shipment that is identified by LPL and confirmed by Universal Display to be short or otherwise defective shall be limited to Universal Display promptly making up the shortage or replacing the defective Product, all at no additional cost to LPL except where the shortage or defect arises through no fault of Universal Display after risk of loss for the Product shipment has passed to LPL.  In the event that the shortage or defect is determined to have arisen after risk of loss has passed to LPL, Universal Display will use commercially reasonable efforts to assist LPL in making any claims against the carrier with respect thereto.

2.5  Other Procedures.  The parties may agree on more detailed inspection, certification and testing procedures in order to supplement the foregoing provisions of this Article 2.  The parties may also agree to eliminate or curtail the procedure regarding the shipment and acceptance testing of test samples, in which event acceptance testing will occur in connection with the receiving inspection of each Product shipment outlined above.  All modifications to the procedures in this Article 2 must be agreed to in writing (including confirmed email correspondence) by an authorized representative of each party.

Article 3  Health and the Environment

3.1  Health and Safety.  Universal Display will furnish LPL with a Material Safety Data Sheet (an “MSDS”) for each Product where required by applicable law.  LPL shall use these MSDS’s to familiarize itself with any known hazards associated with the Products, their storage, handling and use, and the containers in which they are shipped.  LPL shall make available the MSDS for each Product to all those required by law to receive access to them.  In addition, LPL shall appropriately inform and train its employees and other personnel as to the hazards identified in the MSDS for each Product and any other hazards discovered by LPL through its use of such Product.

3.2  Waste Management.  LPL shall properly manage and dispose of all wastes and/or residues resulting from its use of the Product in accordance with its corresponding MSDS and all applicable laws and regulations.

Article 4  Intellectual Property Matters

4.1  Permitted Uses of the Product.  LPL acknowledges that Universal Display is selling the Product to LPL solely for use by LPL to manufacture (but not have manufactured) by vacuum thermal evaporation deposition processes only, sell, offer for sale and import active matrix flat panel OLED displays on rigid glass substrates (“Permitted Displays”).  Accordingly, LPL may not sell or otherwise distribute the Product to any person or entity, or use the Product, or permit or assist others to use the Product, for any other purposes.  Subject to LPL’s right to make and sell Permitted Displays, no rights are granted to LPL under any patents or other intellectual property owned or controlled by Universal Display.  For clarification, LPL is not licensed under any of Universal Display’s top emission or other OLED patents, except those phosphorescence patents specifically implied in use of the Product purchased hereunder to make and sell Permitted Displays.  Moreover, LPL is not licensed to make or sell Permitted Displays incorporating third-party phosphorescent emitters, as this would require a separate license from Universal Display under its phosphorescence patents.  LPL acknowledges that the pricing charged by Universal Display for Product sold under this Agreement is based on LPL’s agreement to use such Product only for the manufacture of Permitted Displays, and that such pricing would not otherwise have been offered to LPL.

4.2  Third-Party Patents.  LPL acknowledges that it may be required to obtain rights under one or more third-party patents in order to make and sell Permitted Displays, or to use chemicals other than the Product in such displays, and that LPL shall be solely responsible for determining the rights it is required to obtain and for obtaining all such rights.  LPL may request reasonable assistance from Universal Display in ascertaining and obtaining rights to the same.

4.3  Analysis and Evaluation of the Product.  LPL shall not reverse engineer the Product, or analyze the Product to determine their chemical compositions, structures or methods of manufacture, or for any other purposes not expressly approved in writing by Universal Display, nor shall LPL permit or assist others to perform the foregoing activities.  In addition, LPL shall not publish or otherwise disclose to third parties any test results or other information or data regarding LPL’s evaluation of the Product without Universal Display’s prior written consent.  The foregoing shall not restrict LPL from conducting its standard performance testing of Permitted Displays.

4.4  Technical Advice.  LPL is responsible for making its own inquiry and investigation into, and based thereon forming an independent judgment concerning, the Products and their suitability for the uses intended by LPL.  LPL shall not assert any claim against Universal Display or hold Universal Display liable in any manner with respect to any information or designs furnished (or failed to be furnished) by Universal Display including, without limitation, technical advice or recommendations.  However, the foregoing shall not apply to technical advice or recommendations made by Universal Display that are, to the best of Universal Display’s knowledge at the time made or given, substantially false, misleading or inaccurate.

4.5  Export Control.  Each party shall comply with all obligations under applicable law to control access to technical data under the U.S. Export Laws and Regulations, or any foreign counterparts thereof, and shall adhere to such laws and regulations in handling and disclosing any technical information provided or received by it under this Agreement in relation to any Product.

Article 5  Pricing and Payments

5.1  Product Pricing.  Pricing for the Product during the term of this Agreement shall be as set forth on in Exhibit A hereto.  Every six (6) months during the term of this Agreement, Universal Display and LPL shall in good faith review and discuss such pricing based on LPL’s volume of purchases and usage.  Any price change will not be effective unless confirmed by both parties in writing.  Orders issued prior to any confirmed price change shall remain at the original price unless agreed in writing by the parties.

5.2  Invoicing.  Universal Display shall invoice LPL for all Products at the time of shipment.  All invoices are due and payable within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] following the date of invoice and shipment to LPL.  If LPL fails or refuses to timely pay any amounts not then being disputed by LPL in good faith, Universal Display may (a) require that LPL pay for future shipments in advance or by letter of credit or other similar means, and/or (b) suspend delivery of further shipments of Product until LPL pays such undisputed amounts in full.  The foregoing shall not limit any other rights or remedies available to Universal Display for non-payment or late payment of amounts due hereunder.

5.3  Sales and Other Similar Taxes.  Any sales, use or value-added taxes, customs or import duties or other governmental charges, transfer fees or assessments based on the sale, shipment, import, export and/or use of the Product sold hereunder (other than taxes based upon Universal Display’s net income), whether imposed by any local, state, Federal or foreign government or taxing authority, [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  To the extent Universal Display is responsible by law for the collection of such amounts, they shall be separately stated on Universal Display’s invoices for such Product and, upon collection, remitted by Universal Display to the appropriate taxing authority.

5.4  Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to LPL or any of its affiliates.  Universal Display may require LPL to pay interest on any amounts not paid when due at a per annum rate equal to the Prime Rate as published in The Wall Street Journal on the date of payment plus [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

5.5  Payment Authorization and Withholding Taxes.  LPL shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees, taxes and other charges associated therewith.  If necessary, the parties shall in good faith endeavor to file for and obtain an exemption from the withholding of any taxes on amounts payable to Universal Display hereunder.

Article 6  Confidentiality

6.1  Obligations of Confidentiality and Non-Use.  Each party (the “Recipient”) shall handle and maintain all Confidential Information of the other party in accordance with the following terms and conditions:

6.1.1  Recipient shall not publish, disclose or otherwise disseminate any Confidential Information of the other party, except to such of Recipient’s employees and agents who have a “need to know” it to accomplish the purposes of this Agreement, and then only if such persons previously have agreed in writing to handle and maintain such Confidential Information in accordance with the provisions of this Agreement or provisions substantially similar thereto.  Disclosure or dissemination of Confidential Information of the other party to additional persons or entities requires the prior written approval of such other party.

6.1.2  Recipient shall maintain all Confidential Information of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure of such Confidential Information.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Information in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

6.1.3  Recipient shall not utilize, reproduce or otherwise exploit any Confidential Information of the other party, or permit or assist others to utilize, reproduce or otherwise exploit such Confidential Information, except as is reasonably necessary to accomplish the purposes of this Agreement.

6.1.4  Promptly upon learning of any unauthorized use or disclosure of any Confidential Information of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Information.

6.1.5  Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Information of the other party according to the other party’s instruction, including any copies or portions thereof, in Recipient’s possession or control; provided, however, that Recipient may retain one copy of documents incorporating Confidential Information for archival purposes only.  Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

6.2  Survival of Obligations. The obligations of confidentiality contained in this Agreement shall survive the expiration or termination of this Agreement, whether due to expiry of the term or for any other reason, for a period of five (5) years from the date of expiration or termination.

6.3  Definition of Confidential Information.  As used herein, “Confidential Information” of a party means information pertaining to this Agreement, which information relates to such party’s or its licensors’ or suppliers’ technologies, materials, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information), and which information is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure; or (b) orally disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Information” of a party shall not include any information that:

6.3.1  is approved by such party in writing for release by Recipient without restriction;

6.3.2  Recipient can demonstrate by written records was previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

6.3.3  is publicly known as of the date of this Agreement, or becomes public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such information from or through Recipient;

6.3.4  is obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

6.3.5  is independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Information, as shown by competent written records.

6.4  Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Information of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Information, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only that Confidential Information which is required to be disclosed and to ensure that the person or entity to whom such Confidential Information is disclosed agrees to keep it confidential.

6.5  Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Information of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

6.6  Confidentiality of this Agreement.  The terms of this Agreement and its existence shall be deemed Confidential Information of each party and treated as such by both parties.  Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.  In addition, either party may issue a press release or other public announcement describing the general nature of this Agreement, or the parties may agree to issue such a release or announcement jointly, it being understood that Universal Display will need to issue a press release within four (4) business days following the Effective Date so as to coincide with its filing with the U.S. Securities and Exchange Commission of a Current Report on Form 8-K.  However, it is expressly understood and agreed that no such release or public disclosure shall disclose any information about LPL’s expected or intended OLED product launch strategy, or whether any such OLED product will utilize any Product sold to LPL hereunder, without LPL’s prior written consent.  Subject to the foregoing provisions of this paragraph, any such public disclosure of the specific financial terms or other provisions of this Agreement, or any other information regarding the relationship between the parties hereunder, shall require the other party’s prior written consent.

Article 7  Representations and Warranties; Disclaimers and Limitations of Liability

7.1  Warranties by Both Parties.  Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

7.2  Further Product Warranty by Universal Display.  Universal Display additionally represents and warrants to LPL that all Products will comply with their corresponding Product Specifications for a period of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], provided that LPL maintains the Product consistent with good general handling and storage practices and any supplemental instructions provided by Universal Display.  All claims of any breach of the foregoing warranty must be provided to Universal Display in writing during the warranty period or they shall be deemed waived by LPL.  In the event of a breach of the foregoing warranty, Universal Display shall, at LPL’s option, (a) promptly replace any Product that are not in compliance with the warranty at Universal Display’s sole expense; or (b) accept return of such Product and reimburse all the fees that LPL paid Universal Display on account thereof.

7.3  Further Infringement Warranty by Universal Display.  Universal Display warrants to LPL that, to the best of Universal Display’s knowledge, the Products do not infringe the valid patent rights of any third party.  If LPL is unable to use any Product because the Product itself is held by a court of competent jurisdiction to infringe the patent or other intellectual property rights of any unaffiliated third party, Universal Display shall accept return of any quantities of such Product no longer reasonably useful to LPL on account thereof and reimburse all fees that LPL paid Universal Display on account thereof.  The foregoing shall be in addition to any indemnification obligation of Universal Display under Article 8 below.

7.4  Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.  In particular, Universal Display makes no representations or warranties that LPL will be able to make any specific use of the Product without obtaining additional license rights from third parties. IN NO EVENT SHALL UNIVERSAL DISPLAY’S LIABILITY FOR ANY BREACH OR ALLEGED BREACH OF REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT EXCEED [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

7.5  Limitation on Certain Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY SPECIAL OR PUNITIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing limitation shall not limit either party’s liability to the other party for: (a) any claims of bodily injury or damage to tangible property resulting from such party’s negligence or willful misconduct, (b) any unauthorized practice under the other party’s patents or use of the other party’s proprietary materials or information; or (c) any breach of the provisions of Article 6 respecting Confidential Information.

7.6  Essential Part of the Bargain.  The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 7 reflect a deliberate and bargained for allocation of risks between the parties and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such remedies to achieve their essential purpose.

Article 8  Indemnification

8.1  Indemnification by Universal Display.  In accordance with Section 8.2 below, Universal Display shall, at its responsibilities and expenses, defend any claim or action including but not limited to suits, complains and any disputes brought against LPL and/or its officers, directors, suppliers, employees, agents and representatives (each, a “LPL Indemnified Person”), to the extent such claim or action concerns[The confidential material contained herein has been omitted and has been separately filed with the Commission.].  In addition, Universal Display shall indemnify and hold harmless the LPL Indemnified Persons from and against any damages, fees and expenses (including reasonable attorneys’ fees) payable by any of them to third parties in connection with such claim or action.  The foregoing indemnity shall not apply to any third-party infringement claims relating to LPL’s specific usage of the Product in an OLED device, which claims shall be the responsibility of LPL.

8.2  Indemnification Procedures.  With respect to any claim or action for which indemnification may be sought from a party under this Article 8, the person or entity seeking indemnification (the “Claimant”) shall promptly notify the indemnifying party in writing, specifying the nature of the claim or action and, to the extent known, the total monetary amount sought or other such relief as is sought therein.  The Claimant shall reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in connection with the indemnifying party’s defense and/or settlement of the claim or action.  The indemnifying party shall keep the Claimant reasonably informed of the progress of its defense and settlement of the claim or action.  The indemnifying party shall not settle the claim or action on the Claimant’s behalf without first obtaining the Claimant’s written approval, which approval shall not be unreasonably withheld or delayed.  In the event that the indemnifying party fails to notify the Claimant of the indemnifying party’s intention to take any action within 20 calendar days after receipt of a notice of any claim or action, or fails to proceed in good faith with the resolution of such claim or action, the Claimant may, at its option, send written notice to the indemnifying party indicating the Claimant’s intention to (i) defend the claim or action itself and/or (ii) enter into any good faith settlement negotiations with the third party.  If the indemnifying party does not respond within 20 calendar days thereafter, then, with a prior notice to the indemnifying party and subject to the remainder of this paragraph, the Claimant may proceed to defend and/or attempt to settle the claim or action, and the indemnifying party will reimburse the Claimant on demand all reasonable costs and expenses incurred by the Claimant in defending and/or settling the claim or action, including the settlement amount, and any reasonable attorneys’ and consultants’ fees and costs. Also, the indemnifying party shall provide the Claimant, at the indemnifying party’s expense, with reasonable assistance necessary for the defense or settlement of such claim or action.  The Claimant may not settle any claim or action for which indemnification is sought hereunder without the indemnifying party’s written approval, which approval shall not be unreasonably withheld or delayed.  Except as may be required by law, each party agrees not to publicize any settlement without first obtaining the other party’s written permission.

Article 9  Term and Termination

9.1  Term.  Unless otherwise extended by mutual written agreement of the parties, the term of this Agreement shall commence on the Effective Date and shall continue until the sooner of June 30, 2008, or the date on which this Agreement is terminated as permitted hereunder.

9.2  Termination for Breach.  Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof by the terminating party.

9.3  Other Termination.  Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.  In addition, either party may terminate this Agreement on written notice to the other party in the event of a change in control of such other party, whether by merger, acquisition or otherwise; provided, however, that such notice of termination must be given within sixty (60) days following such party’s receipt of notice of such merger or acquisition.

9.4  Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement:  any confidentiality obligations of each party; any warranty and indemnification obligations of each party; any payment obligations of LPL with respect to Product received or for which Orders have been placed prior to the date of such expiration or earlier termination; any intellectual property rights obligations and restrictions imposed on either party; any obligations of either party respecting taxes or tax withholding; the provisions respecting non-assignment, equitable relief and choice of law; and any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

Article 10  Miscellaneous

10.1  Independent Contractors.  This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each party hereto shall act as an independent contractor, and neither shall act as an agent of the other for any purpose.  Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

10.2  Force Majeure.  Neither party shall be in breach of this Agreement for any failure of performance caused by an event beyond its reasonable control and not due to its fault or negligence.  In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration.  In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible. If the non-performance caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either party may immediately terminate this Agreement.

10.3  Non-Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety and on written notice to the other, to a successor in interest to all or substantially all of such party’s business to which this Agreement relates, whether by merger, acquisition or otherwise, subject in any such case to the other party’s right of termination under Section 9.3 above.  Notwithstanding the foregoing, LPL may not assign or transfer this Agreement to a third party with whom Universal Display is then-engaged in litigation or other formal adversarial or dispute resolution proceedings respecting any Universal Display products or technologies.  Should LPL assign or transfer this Agreement, whether by merger, acquisition or otherwise, to a third party with an existing OLED business, or should LPL acquire the existing OLED business of any third party, this Agreement shall not be utilized for the benefit of such third party’s OLED business unless expressly agreed to by Universal Display in writing.  Moreover, should Universal Display have already entered into a similar agreement with the third party at the time of such assignment, transfer or acquisition, there shall be no reduction of the payment or other obligations of LPL under this Agreement as they pertain to LPL’s OLED business, or of such third party under its similar agreement as they pertain to such third party’s OLED business, unless expressly agreed to by Universal Display in writing.  Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

10.4  Equitable Relief.  In the event of a party’s actual or reasonably anticipated use of the other party’s proprietary materials (including, in the case of Universal Display, the Product) in an unauthorized manner, infringement of the other party’s patents, or breach of the provisions of Article 7 respecting Confidential Information of the other party, such other party shall be entitled to injunctive or other equitable relief restraining such activity, without the necessity of proving actual damages or posting any bond or other security.  Such relief shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including, without limitation, an action for the recovery of damages.

10.5  Choice of Law; Dispute Resolution.  This Agreement shall be governed and construed by the laws of the State of New York, U.S.A., without reference to conflict of law principles.  Prior to terminating this agreement or initiating any action or request for arbitration, the parties shall make good faith efforts to attempt to amicably settle all disputes, controversies, or differences which may arise between parties hereto, out of or in relation to or in connection with this Agreement or breach thereof.  In the event that the amicable settlement is not reached within 30 days after the disputes first arise, such disputes may, at the request of either party, be submitted to the International Chamber of Commerce (“ICC”) and shall be finally settled through binding arbitration under the Rules of Arbitration of the ICC.  The seat of the arbitration shall be in Seoul, Republic of Korea if LPL requests arbitration, and New York, New York, U.S.A. if Universal Display requests arbitration, and the language of arbitral proceedings shall be in the English language, and the award rendered by arbitrators shall be final and binding upon the parties hereto.  Unless agreed to by both parties in writing, the foregoing shall not apply to disputes pertaining to breaches of confidentiality, the infringement of patents or other intellectual property rights, or unauthorized uses of the Products.  Moreover, nothing herein shall prevent either party from seeking or obtaining temporary or permanent injunctive relief of any nature at any time.

10.6  Notices.  All notices and other communications under this Agreement shall be in writing and hand delivered or sent by facsimile or e-mail transmission with confirmation of receipt, commercial overnight courier with written verification of receipt, or certified or registered mail, postage prepaid and return receipt requested; provided, however, that all notices concerning any dispute or any alleged breach or termination of this Agreement, in whole or in part, must be sent by overnight courier or certified or registered mail.  Such notices and other communications shall be effective when received if hand delivered, when sent if sent by confirmed facsimile or e-mail transmission, on the next business day of the recipient when sent by overnight courier, or five (5) business days after deposit in the mail when sent by certified or registered mail.  All notices and other communications shall be directed to the parties at their respective addresses as set forth below, or to such other address(es) as either party shall provide to the other in a notice given in accordance herewith.

All Orders and any other notices respecting the Product, to:

Universal Display Corporation                                                                                     LG. Philips LCD Co., Ltd.
375 Phillips Boulevard                                                                                     642-3, Jinpyoung-dong, Gumi-city
Ewing, New Jersey  08618                                                                                     Gyungsangbuk-do, Korea
Attn: Janice Mahon                                                                           Attn: Seokjong Lee
Fax No.: (609) 671-0995                                                                                     Fax No.: (054) 478-1115
Tel No.: (609) 671-0980 x206                                                                                     Tel No.: (054) 478-1161
E-mail: jkmahon@universaldisplay.com                                                                                                E-mail: sjonglee@lgphilips-lcd.com

All other notices and communications:

[same as above]                                                                                     [same as above]
Attn: Steven V. Abramson                                                                                     Attn: Seokjong Lee
Fax No.: (609) 671-0995                                                                                     Fax No.: (054) 478-1115
Tel No.: (609) 671-0980 x207                                                                                     Tel No.: (054) 478-1161
E-mail: abramson@universaldisplay.com                                                                                                E-mail: sjonglee@lgphilips-lcd.com

10.7  Amendments; No Waivers.  No modification of or addition to this Agreement shall be effective unless it is in writing and signed by an authorized representative of each of the parties hereto.  The failure of either party to assert any right hereunder, or to insist upon compliance with any term or condition herein, will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other party.

10.8  Severability.  In view of the possibility that one or more of the provisions of this Agreement may subsequently be declared invalid or unenforceable by court or administrative decision, the parties hereto agree that invalidity or unenforceability of any of the provisions shall not in any way affect the validity or enforceability of any other provisions of this Agreement, except where the invalidated or unenforceable provisions comprise an integral part of, or are otherwise clearly inseparable from, such other provisions.

10.9  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and neither party shall have any obligation with respect thereto, express or implied by law, except as set forth herein or therein.

10.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

LG.Philips LCD Co., Ltd.                                                                           Universal Display Corporation

By:               /s/ In Jae Chung                                                  By:               /s/ Steven V. Abramson

Name:                                                                In Jae ChungName:Steven V. Abramson

Title:               Executive Vice President                                                             Title:President

Date:               May 23, 2007                                                  Date:               May 23, 2007

Exhibit A

Products and Product Pricing

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]